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                                                                    EXHIBIT 99.1


                                                        RELEASE DATE:
                                                        January 5, 2004

                                                        CONTACT:
                                                        Kmart Media Relations
                                                        (248) 463-1021

                                                        Kmart Investor Relations
                                                        (248) 463-1040




                            KMART HOLDING CORPORATION
                    EXPECTS PROFIT FOR NOVEMBER AND DECEMBER


TROY, MICHIGAN, January 5, 2004 -- Kmart Holding Corporation (NASDAQ: KMRT) announced today that, as a result of strong inventory management and the reduction of unprofitable promotions, the Company expects a significant profit for the first two months of its fiscal fourth quarter, November and December 2003.

Income before interest and income taxes for November and December is expected to be in excess of $350 million, not including gains on real estate transactions of approximately $75 million. After interest expense (including the accelerated amortization of credit facility fees due to the reduction in its credit facility) and income taxes, Kmart is expected to generate net income of over $200 million for the first two months of its fourth quarter, not including gains on real estate transactions of approximately $50 million after taxes. Including gains on real estate transactions, income before interest and income taxes is expected to be in excess of $425 million and net income is expected to be in excess of $250 million.

The Company's same-store sales for the first two months of its fiscal fourth quarter declined by 13.5% from the prior year. The Company's total sales for the first two months of the fourth quarter of fiscal 2003 were approximately $5.1 billion compared to $6.9 billion in fiscal 2002. The decrease in total sales is attributable to the decrease in same-store sales referred to above as well as the closure of 316 stores during the first quarter of fiscal 2003.



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Julian C. Day, President and Chief Executive Officer of Kmart, said, "We are managing the business to restore profitability. Much of the promotional activity in prior years resulted in generating unprofitable sales. By being more thoughtful in our approach this year, we have improved the profitability of our market basket. I am pleased with the efforts of our store associates and store managers to improve customer service and the commitment of our headquarters employees to support the store experience. By continuing to offer our customers attractive values in a way that allows Kmart to generate profitable sales, we should be able to continue to invest in our business to serve customers better in the future."

Day added, "Kmart's inventory position has been appropriately managed through the holidays, ending the month of December at a level below $3.5 billion, which reflects a reduction of over 20% relative to the prior year on a comparable store basis. The prudent management of our inventory has not only improved our cash position, but has allowed us to reduce the large markdowns required in prior years and improve profitability." Based on performance to-date and its projected working capital position, Kmart expects to have in excess of $1.8 billion in cash and cash equivalents and approximately $470 million in long-term debt (including $60 million of 9.00% Convertible Subordinated Notes (the "Convertible Subordinated Notes") issued to affiliates of ESL Investments, Inc. (collectively, the "Holders") at emergence, $40 million of mortgages and approximately $370 million of long-term capital lease obligations) at its fiscal 2003 year-end of January 28, 2004. The Holders have provided Kmart with notice necessary to exercise their rights under the terms of the Convertible Subordinated Notes to extend their maturity to May 6, 2006.

Kmart continues to monetize the balance of its non-core real estate. In addition, Kmart will continue to manage and evaluate its store base with a focus on long-term profitability. Kmart anticipates that it will complete over $100 million of fee and leasehold real estate sales during the fourth quarter of fiscal 2003.

As previously announced, in light of its favorable liquidity position the Company voluntarily reduced the size of its credit facility by $500 million to $1.5 billion on December 1. In addition, also in December, Kmart executed an amendment to its credit facility providing for reduced fees on letters of credit, reduced interest rates on borrowings and a reduction in the unused line fee from 75 basis points to 50 basis points. Kmart has not borrowed under its facility other than for letters of credit since emerging from bankruptcy on May 6, 2003.

Kmart has executed a vendor lien program in conjunction with its exit from bankruptcy. Due to the limited participation in this program, the willingness of suppliers to provide Kmart with market terms, and Kmart's improved financial position, Kmart has given the necessary notice to terminate this program effective May 6, 2004.



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Kmart intends to release its financial results for fiscal year 2003 on March 18,
2004. Kmart will hold its 2004 Annual Meeting on or about May 25, 2004.

About Kmart Holding Corporation

Kmart Holding Corporation (NASDAQ: KMRT) and its subsidiaries (together, "Kmart") is a mass merchandising company that offers customers quality products through a portfolio of exclusive brands that include THALIA SODI, DISNEY, JACLYN SMITH, JOE BOXER, KATHY IRELAND, MARTHA STEWART EVERYDAY, ROUTE 66 and SESAME STREET. Kmart operates more than 1,500 stores in 49 states and is one of the 10 largest employers in the country with 170,000 associates. For more information visit the Company's website at www.kmart.com.



CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION AND OTHER MATTERS

Statements made by Kmart which address activities results, events or developments that we expect or anticipate may occur in the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Kmart's current views with respect to current events and projected financial performance. Such forward-looking statements are based upon assumptions concerning future conditions that may ultimately prove to be inaccurate and involve risks, uncertainties and factors that could cause actual results to differ materially from any anticipated future results or prospects, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, factors relating to Kmart's internal operations and the external environment in which it operates; marketplace demand for the products of Kmart's key brand partners as well as the engagement of appropriate new brand partners; increasing competition from other retailers; Kmart's ability to operate pursuant to its credit facility; outcome of negotiations on collective bargaining agreements and other labor issues with unions representing employees in our distribution centers; Kmart's ability to obtain and maintain normal terms with its vendors, attract and retain customers, obtain and maintain appropriate inventory, implement its business plan and strategies, attract, motivate and/or retain key executives and associates; and other risks detailed in Kmart's Securities and Exchange Commission filings. Kmart undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances after the date such statements were made.

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